Exhibit 10.1


                                    CONTENTS

Clause                                                                                            Page

1.       DEFINITIONS ANDINTERPRETATION...............................................................1
2.       SALE OFTHE SHARES AND PRICE.................................................................4
3.       CONDITIONS PRECEDENT........................................................................5
4.       COMPLETION..................................................................................6
5.       WARRANTIES..................................................................................7
6.       WITHHOLDING TAXAND GROSSING UP..............................................................9
7.       INDEMNIFICATION.............................................................................9
8.       ENTIRE AGREEMENT...........................................................................10
9.       VARIATION..................................................................................10
10.      ASSIGNMENT.................................................................................10
11.      CONFIDENTIALITY............................................................................10
12.      ANNOUNCEMENTS..............................................................................11
13.      COSTS......................................................................................12
14.      SEVERABILITY...............................................................................12
15.      COUNTERPARTS...............................................................................12
16.      PAYMENTS...................................................................................12
17.      WAIVERS,RIGHTS AND REMEDIES................................................................13
18.      FURTHER ASSURANCE..........................................................................13
19.      NOTICES....................................................................................13
20.      GOVERNING LAWAND JURISDICTION..............................................................15
21.      GUARANTEE..................................................................................16

SCHEDULE 1            FORM OF DEED OF ADHERENCE.....................................................18
EXHIBIT A             SUPPLEMENTAL DEED.............................................................22

                                                                  EXECUTION COPY
                                                                  --------------




                                   14 MAY 2007




                               INDALEX UK LIMITED




                       OK SPRING ROLL LIMITED PARTNERSHIP




                                 INDALEX LIMITED




              ===================================================

                                    AGREEMENT
                          for the sale and purchase of
                  25.01 percent. of the issued share capital of
                           Asia Aluminum Group Limited

              ===================================================



                         FRESHFIELDS BRUCKHAUS DERINGER

THIS AGREEMENT is made on 14 May 2007

AMONG:

(1) INDALEX UK LIMITED, a company incorporated under the laws of England and Wales with company number 188407, whose registered office is at Novar House, 24 Queens Road, Weybridge, Surrey KT13 9UX (the Vendor);

(2) OK SPRING ROLL LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Cayman Islands whose registered office is at c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman, KY1-9002, Cayman Islands (the Purchaser); and

(3) INDALEX LIMITED, a company subsisting under the federal laws of Canada whose registered office is at 5675 Kennedy Road, Mississauga, ON L4Z 2H9, Canada (the Guarantor).

(collectively, the Parties and each, a Party)

WHEREAS:

(A) Asia Aluminum Group Limited (formerly known as China Aluminum Group Holdings (BVI) Limited) is a private company limited by shares incorporated in the British Virgin Islands (the Company), whose registered office is at the offices of Caribbean Corporate Services Limited, 3rd Floor, Omar Hodge Building, Wickhams Cay I, P.O. Box 362, Road Town, Tortola, British Virgin Islands.

(B) The Vendor is the sole legal and beneficial owner of 590,453 ordinary issued shares of US$0.01 each in the Company (the Shares), representing 25.01 percent of the issued share capital of the Company as at the date hereof.

(C) The Vendor has agreed to sell, and the Purchaser has agreed to purchase, the Shares for the consideration and upon the terms set out in this Agreement.

(D) Simultaneously with the execution of this Agreement, the Vendor has entered into a deed (the Supplemental Deed) substantially in the form attached as Exhibit A with Asia Aluminum Holdings Limited (AAHL) and Tim Stubbs (the Indalex Director), which contains certain conditions to the performance by the Vendor of its obligations hereunder.

(E) The Guarantor has agreed to guarantee the performance by Vendor of its obligations under this Agreement.

IT IS AGREED as follows:

DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

Affiliate means, with respect to any person, any other person (i) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such person; or (ii) with respect to the Purchaser, who is a limited partner or general partner of the Purchaser. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any person, means the possession of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise;

Business Day means a day (excluding Saturdays and Sundays) on which banks generally are open in Hong Kong and New York for the transaction of normal banking business;

Companies Ordinance means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

Company Group means the Company and its subsidiaries;

Completion means the completion of the sale and purchase of the Shares under this Agreement in accordance with clause 4;

Completion Date means the date on which Completion takes place in accordance with clause 4.1;

Conditions Precedent means the conditions specified in clauses 3.1 and 3.2;

Costs means liabilities, losses, damages, costs (including legal costs) and expenses (including taxation), in each case of any nature whatsoever;

Deed of Adherence means the deed of adherence in the form set out in Schedule 1;

Dollars or US$ means United States dollars, the lawful currency of the United States of America;

Encumbrance means, with respect to the Shares, any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, any other encumbrance or security interest or adverse claim of any kind, any restriction on the right to vote, sell or otherwise dispose of the Shares (other than those arising under the Shareholders Agreement), or any type of preferential arrangement (including, without limitation, a title transfer or retention arrangement having similar effect);

FY2006 Dividend Payments means (a) a base dividend (pursuant to clause 6.4 of the Shareholders Agreement) that was declared and paid by the Company to the Vendor on 2 May 2007 in respect of the Shares for the Company's financial year ended 30 June 2006 (FY2006) in the amount of US$3,895,000 (Base Dividends); and
(b) the FY2006 Special Dividends;

FY2006 Special Dividends means a special dividend in respect of the Shares for FY2006 in the amount of US$2,000,000;

Governmental Authority means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

Group means, in relation to a Party, such Party, its holding companies and subsidiaries from time to time;

Group Member means, in relation to a Party, any member of its Group;

holding company shall be construed in accordance with sections 2(4) to 2(7) of the Companies Ordinance;

Interest Rate means the rate per annum which is equal to three per cent. above the arithmetic mean (rounded upwards to the nearest whole multiple of one-sixteenth of one percent.) of the respective rates quoted by each of the banks whose rates appear on the relevant page of the Reuters screen (or if no such rate is displayed or such page ceases to be available, the relevant page of the Telerate screen on which is displayed the British Bankers' Association Interest Settlement Rate for Dollars) for the offering of Dollar deposits for a period of six months at or about 11.00 a.m. (London time) on the date on which payment of any sum under this Agreement was due but not paid;

Law means any national or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, in each case whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive, regulation, request or requirement is addressed;

Longstop Date means 16 May 2007;

Purchase Price means the amount specified in clause 2.2;

SEC means the Securities and Exchange Commission of the United States of America;

Shareholders Agreement means the Shareholders Agreement dated 8 June 2001 between the Vendor, Indalex Inc., AAHL and the Company, as amended (but excluding any amendments made on or after the date hereof);

subsidiary and subsidiaries shall be construed in accordance with sections 2(4) to 2(6) of the Companies Ordinance;

Surviving Provisions has the meaning given to it in clause 3.4;

Tax or Taxation means (a) taxes on income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, in each case imposed, levied collected, withheld or assessed by (or on behalf) of any Governmental Authority in any jurisdiction, including any excise, customs, property, sales, transfer, franchise, turnover and payroll taxes and other benefits related tax and stamp duties, and any payment whatsoever which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person; and

Warranties means the warranties set out in clause 5.1, 5.2 and 5.3.

1.2      In this Agreement, unless the context otherwise requires:

(a) references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations, partnerships, joint ventures, trusts and governments (or any agency or political subdivision thereof);

(b) the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(c) any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted;

(d) any reference in this Agreement to any other agreement or document shall be deemed to include references to such agreement or document as amended from time to time;

(e) the words include, includes, and including shall be deemed to be followed by the phrase "without limitation"; and

(f) save where a contrary intention appears, any reference in this Agreement to a date or time shall be a reference to such date or time (as the case may be) in the state of New York.

1.3 References in this Agreement to Schedules are to schedules to this Agreement, which form part of this Agreement.

SALE OF THE SHARES AND PRICE

2.1 The Vendor as legal and beneficial owner agrees to sell, and the Purchaser agrees to purchase, the Shares on the terms and subject to the conditions set out in this Agreement. The Shares shall be sold free from all Encumbrances and with all rights attaching to them at Completion, except the right to receive the FY2006 Dividend Payments. For the avoidance of doubt, the Vendor acknowledges and agrees that on 2 May 2007, it had received from the Company payment of the Base Dividends in respect of the Shares for FY2006 in the amount of US$3,895,000.

2.2 The consideration for the Shares (the Purchase Price) shall be US$150,000,000 payable in cash at Completion in the manner provided herein.

2.3 The Purchaser acknowledges and agrees that notwithstanding any provision in the Shareholders Agreement to the contrary (including paragraph 11(a) of Schedule 1 of the Shareholders Agreement), the Vendor shall be solely entitled to the FY2006 Dividend Payments paid or to be paid by the Company in respect of the Shares.

CONDITIONS PRECEDENT

3.1 The obligation of the Vendor and the Guarantor to consummate the Completion of the sale and purchase of the Shares shall be conditional upon the following conditions having been fulfilled:

(a) the Vendor, AAHL and the Indalex Director having entered into the Supplemental Deed and such deed continuing in full force and effect at Completion;

(b) the Company having declared and paid to the Vendor the FY2006 Special Dividends;

(c) the Purchaser having paid to the Vendor, on behalf of AAHL, the applicable Additional Amount (as defined in the Supplemental Deed) and any interest thereon in accordance with clauses 7.1 to 7.5 (Completion and Additional Amount) of the Supplemental Deed; and

(d)      the representations and warranties of the Purchaser contained in clause
         5.3 shall be true in all material respects at and as of the Completion Date as if made at and as of such time.

3.2 The obligation of the Purchaser to consummate the Completion of the sale and purchase of the Shares shall be conditional upon the following conditions having been fulfilled:

(a) the Purchaser, AAHL and the Company having entered into an amended and restated shareholders agreement amending the Shareholders Agreement substantially in the form agreed to by the parties thereto as of the date hereof and such agreement continuing in full force and effect at Completion; and

(b) the representations and warranties of the Vendor and the Guarantor contained in clauses 5.1 and 5.2 respectively shall be true in all material respects at and as of the Completion Date as if made at and as of such time.

3.3 The Vendor shall notify the Purchaser as soon as reasonably practicable after the Conditions Precedent referred to in clause 3.1 (other than those Conditions Precedent which will be fulfilled at Completion) have been fulfilled, and the Purchaser shall notify the Vendor as soon as reasonably practicable after the Conditions Precedent referred to in clause 3.2 (other than such portion thereof which will be fulfilled at Completion) have been fulfilled. If the parties proceed to Completion, no such notice shall be required to be given by either of them.

3.4 Save as otherwise agreed between the Parties and subject to the terms of any such agreement, if any of the Conditions Precedent have not been fulfilled on or before noon on the Longstop Date, this Agreement (other than clauses 8 (Entire Agreement), 11 (Confidentiality), 12 (Announcements), 13 (Costs), 17 (Waivers, Rights and Remedies), 19 (Notices) and 20 (Governing Law and Jurisdiction) (collectively, the Surviving Provisions)) shall automatically terminate and none of the Parties shall have any claim of any nature whatsoever against any of the other Parties under this Agreement (save in respect of the Surviving Provisions and any rights and liabilities of the Parties which have accrued prior to termination).

COMPLETION

4.1 The sale and purchase of the Shares shall be completed at the Hong Kong offices of Davis Polk & Wardwell on 15 May 2007, provided if the sale and purchase of the Shares shall not be completed on 15 May 2007 for any reason (including the non-fulfilment of any of the Conditions Precedent), such completion shall instead take place on 16 May 2007. The events referred to in clauses 4.2 and 4.3 shall take place on Completion.

4.2 At Completion, the Vendor shall deliver (or cause to be delivered) to the Purchaser:

(a) duly executed transfers into the name of the Purchaser or its nominee in respect of all of the Shares;

(b) a copy of the relevant page of the register of members of the Company reflecting the Purchaser as the new owner of the Shares;

(c) certified copies of the minutes of a meeting of the board of directors of the Vendor authorising the execution and performance by the Vendor of its obligations under this Agreement and each other document to be executed by the Vendor;

(d) a letter of resignation given by the Indalex Director resigning as a director of the Company with effect from the Completion Date;

(e) certified copies of the minutes of a meeting of the board of directors of the Company approving:

         (i)  the registration of the transfers in respect of the Shares; and

         (ii) the execution of each document to which the Company is a party (where appropriate, as a deed);

(f) an original counterpart of the Deed of Adherence duly executed by the Vendor, Indalex Inc., AAHL and the Company;

(g) a legal opinion of Freshfields Bruckhaus Deringer, English counsel to the Vendor, in a form reasonably satisfactory to the Purchaser; and

(h) a legal opinion of Blake, Cassels & Graydon LLP, Canadian counsel to the Vendor, in a form reasonably satisfactory to the Purchaser.

4.3      At Completion, the Purchaser shall:

(a) pay, or shall procure payment of, the Purchase Price to the Vendor in the manner and to the account specified in clause 16;

(b) deliver to the Vendor certified copies of the minutes of a duly held meeting of the board of directors of the general partner of the Purchaser authorising the execution of, and performance by the Purchaser of its obligations under, this Agreement and the Deed of Adherence to be executed by such general partner on behalf of the Purchaser;

(c) deliver to the Vendor an original counterpart of the Deed of Adherence duly executed by the Purchaser; and

(d) deliver to the Vendor a legal opinion of Walkers, Cayman Islands counsel to the Purchaser, in a form reasonably satisfactory to the Vendor.

4.4 Subject to clause 4.1, if the Vendor or the Purchaser fails or is unable to perform any obligation required to be performed by it pursuant to clause 4.2 or 4.3 (as the case may be) by noon on the Completion Date, the Vendor or the Purchaser (as appropriate) shall not be obliged to complete the sale and purchase of the Shares and may, in its absolute discretion, by written notice to the other Party terminate this Agreement (other than the Surviving Provisions), in which case none of the Parties shall have any claim of any nature whatsoever against the other Party under this Agreement (save in respect of the Surviving Provisions and any rights and liabilities of the Parties which have accrued prior to termination).

WARRANTIES

5.1      The Vendor warrants to the Purchaser as follows:

(a) the Vendor is a company duly incorporated and validly existing under the laws of England;

(b) it has the right, power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and the Deed of Adherence;

(c) its obligations under this Agreement and the Deed of Adherence constitute its valid and binding obligations enforceable in accordance with their terms;

(d) the execution and delivery of, and the performance by it of its obligations under, this Agreement and the Deed of Adherence will not
         (i) result in a breach of any provision of its memorandum or articles of association or by-laws or equivalent constitutional documents, or
         (ii) result in a breach of, or constitute a default under, any agreement or instrument to which it is a party or by which it is bound, in each case where such breach or default would or might adversely affect its ability to perform its obligations under this Agreement and the Deed of Adherence; and

(e) it is the sole legal and beneficial owner of the Shares free from all Encumbrances and will transfer and deliver to the Purchaser at Completion valid title to the Shares free and clear of any Encumbrance.

5.2      The Guarantor warrants to the Purchaser as follows:

(a) the Guarantor is a company duly incorporated and validly existing under the laws of Canada;

(b) it has the right, power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement;

(c) its obligations under this Agreement constitute its valid and binding obligations enforceable in accordance with their terms; and

(d) the execution and delivery of, and the performance by it of its obligations under, this Agreement will not (i) result in a breach of any provision of its memorandum or articles of association or by-laws or equivalent constitutional documents, or (ii) result in a breach of, or constitute a default under, any agreement or instrument to which it is a party or by which it is bound, in each case where such breach or default would or might adversely affect its ability to perform its obligations under this Agreement.

5.3      The Purchaser warrants to the Vendor and the Guarantor as follows:

(a) the Purchaser has been duly formed and is validly existing as a limited partnership under the laws of the Cayman Islands;

(b) it has the right, power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and the Deed of Adherence;

(c) its obligations under this Agreement and the Deed of Adherence constitute its valid and binding obligations enforceable in accordance with their terms; and

(d) the execution and delivery of, and the performance by it of its obligations under, this Agreement and the Deed of Adherence will not
         (i) result in a breach of any provision of its organizational documents, or (ii) result in a breach of, or constitute a default under, any agreement or instrument to which it is a party or by which it is bound, in each case where such breach or default would materially and adversely affect its ability to perform its obligations under this Agreement and the Deed of Adherence.

5.4 Each Party undertakes to notify the other Parties in writing promptly if it becomes aware of any circumstance arising after the date of this Agreement which would cause any Warranty (if the Warranties were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any respect.

WITHHOLDING TAX AND GROSSING UP

6. All sums payable by the Purchaser to the Vendor under this Agreement shall be paid free and clear of all deductions or withholdings by the Purchaser on account of Tax or otherwise. If a deduction or withholding is required to be made by the Purchaser, the Purchaser shall pay such additional amount to the Vendor as will ensure that the net amount the Vendor receives equals the full amount which it would have received had the deduction or withholding not been required.

INDEMNIFICATION

7.1 On and from the Completion Date, each of the Vendor and the Purchaser (each an Indemnifying Party) hereby indemnifies the other (the Indemnified Party) and agrees to hold the Indemnified Party harmless from any and all damages, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the Parties), incurred or suffered by the Indemnified Party arising out of any breach of warranty made by the Indemnifying Party pursuant to clause 5 of this Agreement; provided that (a) the indemnity under this clause
7.1 shall under no circumstance cover any incidental, indirect or consequential damages, losses, liabilities or expenses (including lost profits) and (b) an Indemnifying Party's maximum liability under this clause 7.1 shall not exceed the Purchase Price.

7.2 The Indemnified Party seeking indemnification under clause 7.1 shall give prompt notice to the Indemnifying Party of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which an indemnity may be sought under clause 7.1. The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under clause 7.1 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

ENTIRE AGREEMENT

8. This Agreement and the Deed of Adherence set out the entire agreement and understanding between the Parties with respect to the subject matter contained herein and therein. This Agreement and the Deed of Adherence supersede all prior agreements, understandings or arrangements (whether oral or written) between the Parties with respect to such subject matter.

VARIATION

9.1 No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties to it. The expression variation shall include any variation, supplement, deletion or replacement however effected.

9.2 Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

ASSIGNMENT

10. No Party shall nor shall it purport to assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other Parties, provided that (a) the Purchaser may transfer or assign its rights and obligations under this Agreement to an Affiliate of the Purchaser at any time, and (b) no Party shall be in breach of this clause 10 solely by reason of the crystallisation of any security interest granted by a Party prior to the date of this Agreement which attaches to any of its rights under this Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

CONFIDENTIALITY

11.1     Each Party to this Agreement shall keep confidential:

(a) the contents of this Agreement and the transactions contemplated hereunder; and

(b) any information supplied by any other Party pursuant to or in connection with this Agreement (collectively, the Information).

11.2     Each Party (the Disclosing Party) may disclose any Information:

(a) that is publicly available, other than as a result of a breach by the Disclosing Party of its obligations under clause 11.1 above;

(b) in confidence on a `need to know' basis to any director, officer or employee of the Disclosing Party or a member of its Group or any director, officer or employee of such member, where the disclosure is for a purpose reasonably incidental to this Agreement;

(c) in confidence to the professional advisers of such Party or of any person specified in sub-clauses (d) or (f) below, where the disclosure of information is for a purpose reasonably incidental to this Agreement or the purposes mentioned in such sub-clauses;

(d) in confidence to such Party's shareholders, investors, financiers, lenders, or any person which has entered into, or is proposing to enter into, contractual relations with such Party in relation to the Shares (including their respective financiers and lenders);

(e) as may be necessary or appropriate to effect compliance with any Law applicable to it or any Group Member, or in response to any subpoena or other legal process; and

(f) in connection with any offer to purchase the outstanding bonds of any of its Group Members, or any other disclosure to such Group Member's bondholders, the trustee for such bonds or otherwise as required under the terms of the relevant indenture governing such bonds, provided that with respect to any delivery or disclosure made pursuant to subclauses (e) and (f), the Disclosing Party shall use reasonable efforts to notify the other Parties of such delivery or disclosure in advance of the same but only if such notice may be given in compliance with all Law applicable to it and there is sufficient time for such notice to be provided to the other Parties before the Disclosing Party is required to make such delivery or disclosure.

ANNOUNCEMENTS

12.1 Except (a) as required by Law or by any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the Party or its Group Member making the announcement or disclosure is subject, whether or not having the force of law, or (b) in connection with any offer by a Party's Group Member to purchase its outstanding bonds, or any other disclosure to such Group Member's bondholders or the trustee for such bonds or otherwise as required under the indenture governing such bonds, no announcement or disclosure in connection with the existence or subject matter of this Agreement shall be made or issued by any Party or its subsidiaries without the prior written approval of the other Parties (such approval not to be unreasonably withheld or delayed). For avoidance of doubt, the Vendor (or its relevant Group Members) will be required to publicly file the key terms of the transactions contemplated hereunder with the SEC within 4 Business Days of the signing of this Agreement on a Current Report on Form 8-K and to file this Agreement and the Supplemental Deed with the SEC.

12.2 Where any announcement or disclosure is made in reliance on the exception in clause 12.1, the Party making the announcement or disclosure shall use its reasonable endeavours to consult with the other Party in advance as to the form, content and timing of the announcement or disclosure.

COSTS

13. Each of the Vendor, the Guarantor and the Purchaser shall pay its own Costs incurred in connection with the negotiation, preparation and implementation of this Agreement.

SEVERABILITY

14. If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

COUNTERPARTS

15. This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

PAYMENTS

16.1 All payments required to be made by the Purchaser to the Vendor under this Agreement shall be paid in Dollars, in immediately available funds, by electronic funds transfer to the following bank account (or such account other account as may be designated by the Vendor by at least three (3) Business Days' written notice) for value on the same day:

         Bank:          Bank of America N.A.
                        5 Canada Square
                        London E14 5AQ
                        UK
         Branch code:   6008
         Account Name   Indalex Ltd.
         Account No.    55368015
         SWIFT Code     BOFAGB22
         IBAN           GB24 BOFA 1650 5055 3680 15

16.2 If any sum due to be paid by the Purchaser in accordance with this Agreement is not paid on the due date for payment, the Purchaser shall pay interest on such sum at the Interest Rate from but excluding the due date for payment to and including the date of actual payment, calculated on a daily basis.

WAIVERS, RIGHTS AND REMEDIES

17.1 No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

17.2 The rights and remedies of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as each Party considers appropriate and are in addition to its rights and remedies under applicable Law.

17.3 The rights and remedies of the Parties under this Agreement shall not be affected, and the other's liabilities under this Agreement shall not be released, discharged or impaired, (i) by Completion, (ii) by the expiry of any limitation period prescribed by law, or (iii) other than by a specific and duly authorised written waiver or release by the Party entitled to exercise such right or remedy.

FURTHER ASSURANCE

18. Each of the Parties agrees to perform (or procure the performance of) all such acts and things and/or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by Law or as may be reasonably requested by (and at the cost of) the other Party for giving full effect to this Agreement and the transaction contemplated by it and securing to the other Party the full benefit of the rights and remedies conferred upon the other Party by this Agreement.

NOTICES

19.1 Any notice or other communication to be given by one Party to any other Party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it. It shall be served by sending it by fax to the number set out in clause 19.2, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in clause 19.2 and in each case marked for the attention of the relevant Party set out in clause 19.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 19.3). Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a)      in the case of delivery by hand, when delivered;

(b)      in the case of fax, at the time of transmission; or

(c) in the case of prepaid recorded delivery, special delivery or registered post, at 10am on the third Business Day following the date of posting, provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.

19.2     The addresses and fax numbers of the Parties for the purpose of clause
19.1 are as follows:


Indalex UK Limited

Address:                    75 Tri-State International, Suite 450,
                            Lincolnshire, IL  60069

Fax:                        +1 847-295-3851

For the attention of:       Mike Alger, CFO

With copy to:

Sun Capital Partners

Address:                    5200 Town Center Circle, Suite 470,
                            Boca Raton, FL  33486

Fax:                        +1 561-394-0540

For the attention of:       Deryl Couch, General Counsel


Indalex Limited

Address:                    75 Tri-State International, Suite 450,
                            Lincolnshire, IL  60069

Fax:                        +1 847-295-3851

For the attention of:       Mike Alger

With copy to:

Sun Capital Partners

Address:                    5200 Town Center Circle, Suite 470,
                            Boca Raton, FL 33486

Fax:                        +1 561-394-0540

For the attention of:       Deryl Couch, General Counsel

OK Spring Roll Limited Partnership
----------------------------------

C/o OK Spring Roll Limited

Address: ORIX Corporation, Word Trade Center Bldg., 35F, 2-4-1 Hamamatsu-cho, Minato-ku,
                            Tokyo 10-6135, Japan.

Fax:                        +81-3-5403-7051

For the attention of:       Senior Vice President, Corporate Finance

With copy to:

Davis Polk & Wardwell

Address:                    18/F, The Hongkong Club Building, 3A Chater Road,
                            Central, Hong Kong

Fax:                        +852-2533-3388

For the attention of:       William F. Barron


19.3 A Party may notify any other Party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 19, provided that, such notice shall only be effective on:

(a) the date specified in the notice as the date on which the change is to take place; or

(b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

19.4 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery, special delivery or registered post letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

GOVERNING LAW AND JURISDICTION

20.1 This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, Hong Kong law.

20.2 Each of the Parties agrees that the courts of Hong Kong are to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement, and for such purposes irrevocably submits to the exclusive jurisdiction of the courts of Hong Kong.

20.3 The Parties irrevocably waive any objections to the jurisdiction of any court referred to in this clause.

20.4 The Parties irrevocably agree that a judgment or order of any court referred to in this clause in connection with this Agreement is conclusive and binding on them and may be enforced against it in the courts of any other jurisdiction.

20.5 The Parties shall for a period of six (6) years commencing from the date of this Agreement maintain an agent for service of process and any other documents in proceedings in Hong Kong or any other proceedings in connection with this Agreement. Such agent shall be either a firm of Hong Kong practising solicitors or a Hong Kong incorporated company. The initial process agent of the Vendor and the Guarantor is The Law Debenture Corporation (H.K.) Limited of Room 3105, Alexandra House, 18 Chater Road, Central, Hong Kong and the initial process agent of the Purchaser is ORIX Asia Limited, 30th Floor, United Centre, 95 Queensway, Hong Kong, and any writ, judgment or other notice of legal process shall be sufficiently served on the Parties if delivered to its process agent at its address for the time being.

20.6 Each of the Parties agrees that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent, it shall by no later than such cessation appoint a successor process agent and will deliver to the other Parties within fourteen (14) days of such appointment a copy of a written confirmation by the successor process agent of its acceptance of appointment. Until such time as service on the other Parties of a written confirmation of acceptance of appointment of a successor process agent shall have been completed, service on the process agent last known to the other Parties at such agent's last known address shall be deemed sufficient service on such Party.

GUARANTEE

21.1 The Guarantor hereby irrevocably and unconditionally guarantees to the Purchaser the prompt and full discharge by the Vendor of all of the Vendor's covenants, agreements, obligations and liabilities under this Agreement including the due and punctual payment of all amounts which are or may become due and payable by the Vendor hereunder, when and as the same shall become due and payable (collectively, the Vendor Obligations), in accordance with the terms hereof. The Guarantor acknowledges and agrees that, with respect to all Vendor Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against the Vendor. If the Vendor shall default in the due and punctual performance of any Vendor Obligation, including the full and timely payment of any amount due and payable pursuant to any Vendor Obligation, the Guarantor will forthwith perform or cause to be performed such Vendor Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

21.2 The liabilities and obligations of the Guarantor pursuant to this Agreement are unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any acceleration, extension, renewal, settlement, compromise, waiver or release in respect of any Vendor Obligation by operation of law or otherwise;

(b) the invalidity or unenforceability, in whole or in part, of this Agreement;

(c)      any modification or amendment of or supplement to this Agreement;

(d) any change in the corporate existence, structure or ownership of the Company, the Purchaser, the Vendor or the Guarantor or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any of them or their assets; or

(e) any other act, omission to act, delay of any kind by any party hereto or any other person, or any other circumstance whatsoever that might, but for the provisions of this clause 21.2, constitute a legal or equitable discharge of the obligations of the Guarantor hereunder.

21.3 The Guarantor hereby waives any right, whether legal or equitable, statutory or non-statutory, to require the Vendor or the Purchaser to proceed against or take any action against or pursue any remedy with respect to the Vendor, the Purchaser or any other person or make presentment or demand for performance or give any notice of nonperformance before the Purchaser may enforce its rights hereunder against the Guarantor.

21.4 The Guarantor's obligations hereunder shall remain in full force and effect until the Vendor Obligations shall have been performed in full. If at any time any performance by any person of any Vendor Obligation is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of the Vendor or otherwise, the Guarantor's obligations hereunder with respect to such Vendor Obligation shall be reinstated at such time as though such Vendor Obligation had become due and had not been performed.

21.5 Upon performance by the Guarantor of any Vendor Obligation, the Guarantor shall be subrogated to the rights of the Purchaser against the Vendor with respect to such Vendor Obligation; provided that the Guarantor shall not enforce any Vendor Obligation by way of subrogation against the Vendor while any Vendor Obligation is due and unperformed by the Vendor.

AS WITNESS this Agreement has been signed on behalf of the Parties the day and year first before written.

                                   SCHEDULE 1

                            FORM OF DEED OF ADHERENCE


                              DEED OF ADHERENCE TO
                             SHAREHOLDERS AGREEMENT


THIS DEED is made on 15 May 2007

BETWEEN

(1) ASIA ALUMINUM HOLDINGS LIMITED (formerly known as Global Applied Technologies Holdings Limited) a company incorporated under the laws of Bermuda whose registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (AAHL);

(2) INDALEX UK LIMITED a company incorporated under the laws of England and Wales whose registered office is at Novar House, 24 Queens Road, Weybridge, Surrey KT13 9UX;

(3) INDALEX, INC. a company incorporated under the laws of Delaware whose registered office is at 3000 Lakeside Drive, Suite 309 South, Bannockburn, IL 60015, U.S.A.;

         (Indalex UK Limited and Indalex, Inc. together, the Indalex Contracting Parties)

(4) ASIA ALUMINUM GROUP LIMITED (formerly know as China Aluminum Group Holdings (BVI) Limited) a company incorporated in the British Virgin Islands whose registered office is at the offices of Caribbean Corporate Services Limited, 3rd Floor, Omar Hodge Building, Wickhams Cay I, P.O. Box 362, Road Town, Tortola, British Virgin Islands (the Company); and

(5) OK SPRING ROLL LIMITED PARTNERSHIP a limited partnership formed under the laws of the Cayman Islands whose registered office is at c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands (the Transferee).

WHEREAS

(A) AAHL and the Indalex Contracting Parties are parties to a sale and purchase agreement dated 25 April 2001 pursuant to which AAHL sold and Indalex UK Limited purchased certain shares of capital stock in the Company (such agreement, as varied, supplemented, novated or amended from time to time, the Sale and Purchase Agreement).

(B) AAHL, the Indalex Contracting Parties and the Company are parties to a shareholders agreement dated 8 June 2001with respect to the affairs of the Company (such agreement, as varied, supplemented, novated or amended from time to time, the Shareholders Agreement).

(C) Indalex UK Limited (the Transferor) intends to transfer 590,453 shares in the capital of the Company to the Transferee subject to the Transferee entering into this Deed.

(D) In connection with such transfer, AAHL, the Company and the Transferee are amending and restating the Shareholders Agreement (the Amended and Restated Shareholders Agreement).

(E) The Transferee wishes to accept such shares subject to such condition and to enter into this Deed.

NOW THIS DEED WITNESSES as follows:

Interpretation

1. Words and expressions defined in the Agreements shall, unless the context otherwise requires, have the same meanings when used in this Deed.

Novation

2.1 With effect from 15 May 2007 (the Transfer Date), AAHL, the Company and the Transferee (collectively, the Continuing Parties) hereby release and discharge the Transferor and Indalex Inc. (save in relation to any antecedent breach occurring on or before the Transfer Date) from all of their respective obligations under the Sale and Purchase Agreement and the Shareholders Agreement (together, the Agreements) and, without prejudice to the other parties to the Agreements in respect of antecedent breach, the Transferor and Indalex Inc. shall each cease to be a party to the Agreements.

2.2 The Continuing Parties agree that with effect from the Transfer Date, the following shall apply:

(a) the Transferee shall assume all the rights and obligations of the Transferor in the manner and to the extent set forth in the Amended and Restated Shareholders Agreement; and

(b) the Transferee shall be subject to and shall perform the obligations from which the Transferor is released and discharged pursuant to clause
         2.1 from (and including) the Transfer Date (save in relation to any antecedent breach occurring on or before the Transfer Date) in the manner and to the extent set forth in the Amended and Restated Shareholders Agreement.

Notices

3. For the purposes of the Agreements, the Transferee's address for notices shall be as follows:

         C/o OK Spring Roll Limited

         Address: ORIX Corporation, Word Trade Center Bldg., 35F, 2-4-1 Hamamatsu-cho, Minato-ku,
                        Tokyo 10-6135, Japan.

         Fax:           +81-3-5403-7051

         Attention:     Senior Vice President, Corporate Finance

Acknowledgement

4. The parties hereto irrevocably acknowledge and agree that this deed of adherence shall be sufficient for the purpose of complying with the requirements of the first sentence of paragraph 11(h) of Schedule 1 of the Shareholders Agreement.

Counterparts

5. This Deed may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

Governing Law

6.       This Deed shall be governed by and construed in accordance with Hong
Kong law.

Duly delivered as a Deed on the dated inserted above.

        EXECUTED as a DEED by                   )
        ASIA ALUMINIUM                          )
        HOLDINGS LIMITED                        )
        acting by two Directors/a Director      )
        and the Secretary                       )


        EXECUTED as a DEED by                   )
        INDALEX UK LIMITED                      )
        acting by two Directors/a Director      )
        and the Secretary                       )


        EXECUTED as a DEED by                   )
        INDALEX, INC.                           )
        acting by two Directors/a Director      )
        and the Secretary                       )


        EXECUTED as a DEED by                   )
        ASIA ALUMINUM GROUP LIMITED             )
        acting by two Directors/a Director      )
        and the Secretary                       )


        EXECUTED as a DEED by                   )
        OK SPRING ROLL LIMITED                  )
        as general partner of                   )
        OK SPRING ROLL LIMITED                  )
        PARTNERSHIP                             )
        acting by                               )


                            --- END OF SCHEDULE 1 ---

                                    EXHIBIT A

                                SUPPLEMENTAL DEED

        SIGNED by                               )       /s/ Michael E. Alger
        for and on behalf of                    )
        INDALEX UK LIMITED                      )


        SIGNED by                               )
        for and on behalf of                    )       /s/Yasuyuki Nishimura
        OK SPRING ROLL LIMITED                  )
        as general partner of                   )
        OK SPRING ROLL LIMITED                  )
        PARTNERSHIP                             )


        SIGNED by                               )       /s/ Timothy R. J. Stubbs
        for and on behalf of                    )
        INDALEX LIMITED                         )


                                                                         Page 23